Filed Pursuant to Rule 433 of the Securities Act of 1933 Issuer Free Writing Prospectus dated November 1, 2016 Registration No. 333-209702

Press Release

RedHill Biopharma to Host Investor Conference Call Today at 18:00 EDT Following Announcement of Proposed Public Offering of its American Depository Shares

TEL-AVIV, Israel, November 1, 2016 RedHill Biopharma Ltd. (NASDAQ: RDHL) (TASE: RDHL) (“RedHill” or the “Company”), a biopharmaceutical company primarily focused on the development and commercialization of late clinical-stage, proprietary, orally-administered, small molecule drugs for gastrointestinal and inflammatory diseases and cancer, today announced that it will host an investor conference call today, Tuesday November 1st, 2016, at 18:00 EDT, to discuss the proposed public offering of its American Depository Shares (“ADSs”) announced earlier today.

All interested parties may participate in the conference call by dialing the following numbers 5-10 minutes prior to the start of the call: U.S.: +1-888-387-8686; International: +1-720-259-0759. The access code for the call is: 7205740.

RedHill announced earlier today that it intends to offer its ADSs, each representing ten of its ordinary shares, in an underwritten public offering. RedHill also expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the ADSs offered to the public. The offering is subject to market conditions and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The Company intends to use the proceeds from the offering to fund clinical development programs, for potential acquisitions, to support commercial operations and for general corporate purposes.

Roth Capital Partners and FBR are acting as joint book-running managers and Echelon Wealth Partners is acting as Canadian manager for the offering with respect to sales in Canada.

The ADSs will be issued pursuant to a shelf registration statement that was previously filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC's website located at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

This offering will be made only by means of a prospectus. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, by contacting Roth Capital Partners, Attention: Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660, or by telephone at 800-678-9147, or FBR, Attention: Syndicate Prospectus Department, 1300 North 17th Street, Suite 1400, Arlington, VA 22209, or by telephone at 703-312-9726, or by email at prospectuses@fbr.com.

About RedHill Biopharma Ltd.:

RedHill Biopharma Ltd. (NASDAQ/TASE: RDHL) is a biopharmaceutical company headquartered in Israel, primarily focused on the development and commercialization of late clinical-stage, proprietary, orally-administered, small molecule drugs for the treatment of gastrointestinal and inflammatory diseases and cancer. RedHill’s current pipeline of proprietary products includes: (i) RHB-105 - an oral combination therapy for the treatment of Helicobacter pylori infection with successful results from a first Phase III study; (ii) RHB-104 - an oral combination therapy for the treatment of Crohn's disease with an ongoing first Phase III study and an ongoing proof-of-concept Phase IIa study for multiple sclerosis; (iii) BEKINDA® (RHB-102) - a once-daily oral pill formulation of ondansetron with an ongoing Phase III study for acute gastroenteritis and gastritis and an ongoing Phase II study for IBS-D; (iv) RHB-106 - an encapsulated bowel preparation licensed to Salix Pharmaceuticals, Ltd.; (v) YELIVA™ (ABC294640) - a Phase II-stage, orally-administered, first-in-class SK2 selective inhibitor targeting multiple oncology, inflammatory and gastrointestinal indications; (vi) MESUPRON - a Phase II-stage first-in-class, orally-administered uPA inhibitor, targeting gastrointestinal and other solid tumors; (vii) RP101 - currently subject to an option-to-acquire by RedHill, RP101 is a Phase II-stage first-in-class, orally-administered Hsp27 inhibitor, targeting pancreatic and other gastrointestinal cancers; (viii) RIZAPORT® (RHB-103) - an oral thin film formulation of rizatriptan for acute migraines, with a U.S. NDA currently under discussion with the FDA and marketing authorization received in Germany in October 2015; and (ix) RHB-101 - a once-daily oral pill formulation of the cardio drug carvedilol.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the initiation, timing, progress and results of the Company’s research, manufacturing, preclinical studies, clinical trials, and other therapeutic candidate development efforts; (ii) the Company’s ability to advance its therapeutic candidates into clinical trials or to successfully complete its preclinical studies or clinical trials; (iii) the extent and number of additional studies that the Company may be required to conduct and the Company’s receipt of regulatory approvals for its therapeutic candidates, and the timing of other regulatory filings, approvals and feedback; (iv) the manufacturing, clinical development, commercialization, and market acceptance of the Company’s therapeutic candidates; (v) the Company’s ability to establish and maintain corporate collaborations; (vi) the Company's ability to acquire products approved for marketing in the U.S. that achieve commercial success and build its own marketing and commercialization capabilities; (vii) the interpretation of the properties and characteristics of the Company’s therapeutic candidates and of the results obtained with its therapeutic candidates in research, preclinical studies or clinical trials; (viii) the implementation of the Company’s business model, strategic plans for its business and therapeutic candidates; (ix) the scope of protection the Company is able to establish and maintain for intellectual property rights covering its therapeutic candidates and its ability to operate its business without infringing the intellectual property rights of others; (x) parties from whom the Company licenses its intellectual property defaulting in their obligations to the Company; (xi) estimates of the Company’s expenses, future revenues capital requirements and the Company’s needs for additional financing; (xii) competitive companies and technologies within the Company’s industry; and (xiii) the impact of the political and security situation in Israel on the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 20-F filed with the SEC on February 25, 2016. All forward-looking statements included in this Press Release are made only as of the date of this Press Release. We assume no obligation to update any written or oral forward-looking statement unless required by law.

Company contact: Adi Frish Senior VP Business Development & Licensing RedHill Biopharma +972-54-6543-112 adi@redhillbio.com	IR contact (U.S.): Marcy Nanus Senior Vice President The Trout Group +1-646-378-2927 Mnanus@troutgroup.com